Exhibit 10.57

SECOND AMENDMENT TO

OFFICER EMPLOYMENT AGREEMENT

This Second Amendment to Officer Employment Agreement (“Second Amendment”) is entered into effective April 30, 2010, by and between Callaway Golf Company, a Delaware corporation (the “Company”) and David A. Laverty (“Employee”).

A. The Company and Employee are parties to that certain Officer Employment Agreement entered into as of May 1, 2008, as amended effective January 26, 2009 (collectively the “Agreement”).

B. The Company and Employee desire to amend the Agreement pursuant to Section 10(b) of the Agreement.

NOW, THEREFORE, in consideration of the foregoing and other consideration, the value and sufficiency of which are acknowledged, the Company and Employee agree as follows:

1. Term. Section 1 of the Agreement is amended to extend the termination date of the Agreement to and including April 30, 2011.

2. Title. Section 2 of the Agreement is amended to update Employee’s title to “Senior Vice President, Global Operations.”

3. Compensation. Section 4(a) of the Agreement is amended to read:

“Base Salary. Effective March 1, 2010, the Company agrees to pay Employee a base salary at the rate of $380,000.00 per year (prorated for any partial years of employment), payable in equal installments on regularly scheduled Company pay dates.”

4. Expenses and Benefits.

Paid Time Off and Retirement. Employee acknowledges that, effective January 1, 2010, the Company’s Paid Time Off Program described in Section 5(b) has been reinstated and that the Company’s 401(k) retirement investment plan described in Section 5(d) has been amended to reinstate the Company match of 401(k) contributions for all eligible employees, including officers. Employee acknowledges that the temporary changes to the above-referenced policies, in effect in 2009, did not constitute a breach of the terms and conditions of the Agreement.

Insurance/Death Benefit. Section 5(c) of the Agreement is amended to add a new sub-section (iv), as follows:

“(iv) In the event of Employee’s death, all outstanding unvested service-based full value long-term incentive awards (e.g., restricted stock units and phantom stock units) held by Employee shall immediately vest.”

5. But for the amendments contained herein, and any other written amendments properly executed by the parties, the Agreement shall otherwise remain unchanged.

IN WITNESS WHEREOF, the parties have executed this Second Amendment on the dates set forth below, to be effective as of the date first set forth above.

EMPLOYEE	COMPANY

Callaway Golf Company, a Delaware corporation

/s/ David A. Laverty	By:	/s/ George Fellows
David A. Laverty		George Fellows, President and Chief Executive Officer

Dated: April 19, 2010		Dated: April 19, 2010